Exhibit 10.37

         AMENDMENT dated as of      , 2002 to the Employment Agreement dated the 15th day of May 2000 by and between The Dun & Bradstreet Corporation (the “Company”) and Allan Z. Loren (the “Executive”).

W I T N E S S E T H:

         WHEREAS, the Executive and the Company previously entered into an Employment Agreement dated May 15, 2000 (the “Agreement”); and

         WHEREAS, the parties desire to amend the Agreement to extend the term of the Agreement pursuant to Section 1 of the Agreement and to make certain other changes.

         NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 1 of the Agreement shall be amended in its entirety to read as follows:

“Term of Employment. Executive shall be employed by the Company for a period commencing May 30, 2000 (the “Commencement Date”) and ending on May 30, 2005 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. The Company and the Executive will use reasonable business efforts to determine prior to December 31, 2004, whether they wish to extend this Agreement, enter into a new employment agreement on such terms and conditions as are mutually agreed by the parties or permit the Employment Term to expire.”

2.	Section 2a of the Agreement is amended by the addition of the following new language at the end thereof:

“Effective as of October 5, 2000, the Executive shall also hold the position of President of the Company.”

3.	The last sentence of Section 4b of the Agreement is amended in its entirety to read as follows:

“The target Annual Bonus for fiscal year 2002 shall be 115% of Base Salary, with a maximum Annual Bonus of 200% of Base

Salary, and for each fiscal year thereafter the target Annual Bonus shall in no event be less than the greater of (x) $805,000 and (y) 100% of Base Salary.”

4.	Section 5b of the Agreement shall be amended by the addition of the following at the end thereof:

“On December 19, 2001, the Executive was awarded a stock option to purchase 250,000 shares of common stock of the Company under the Incentive Plan (the ‘2001 Option’).”

5.	Section 6 of the Agreement is amended by the addition of the following new language at the end thereof:

“Notwithstanding the foregoing, if the Executive’s employment terminates at any time after May 30, 2003 and prior to May 30, 2005 (other than a termination of employment by the Company for Cause or due to the Executive’s resignation without Good Reason without the consent of the Committee), the Executive (or in the case of is death, his beneficiary) shall receive a benefit under the Supplemental Executive Benefit Plan calculated based on five (5) years of service.”

6.	Section 8a(v)(D)(ii) of the Agreement shall be amended by the substitution of “May 30, 2005” in lieu of “May 30, 2003” therein.

7.	Section 8a(v)(E) of the Agreement shall be amended by the addition of the words “2001 Option,” after the word “Options,”.

8.	Section 8b(ii)(B) of the Agreement shall be amended in its entirety to read as follows:

"(B) receive, subject to Executive’s continued compliance with the provisions of Sections 9 and 10, (i) continued payment of the Base Salary until the expiration of the Employment Term determined as if such termination had not occurred, but in no event less than one (1) year’s Base Salary, (ii) the Sign-On Bonuses to the extent not previously received and (iii) continued payment of the Annual Bonus for the year of termination and for each year thereafter remaining in the Employment Term, based on the target level for the year of termination, payable in a lump sum when such Annual Bonus would otherwise have been paid if Executive continued employment with the Company for the remainder of the Employment Term; but in no event less than $805,000.”

9.	Section 8b(ii)(C) of the Agreement shall be amended to read as follows:

"(C) full vesting of the Option, the 2001 Option, the Restricted Stock and all other equity awards or grants, with the right to exercise the Option, the 2001 Option and any other options during the shorter of (i) the remaining stated term of the grant or (ii) the longer of (x) five (5) years after the date of such termination of employment or (y) as provided in the applicable plan or grant agreement.”

10.	Section 8d of the Agreement shall be amended by the substitution of “May 30, 2005” in lieu of all references to “May 30, 2003” therein.

11.	Section 8d(ii)(C) of the Agreement shall be amended in its entirety to read as follows:

"(C) (i) exercise the Option and the 2001 Option for the period provided in Section 5a and the grant agreement for the 2001 Option, respectively, or, if longer in the case of the Option, as provided in the applicable plan or grant agreement, (ii) fully vest in any equity other than stock options, (iii) continue to vest in any stock options granted prior to May 1, 2004 in accordance with their respective vesting schedules but without any requirement of service and with a right to exercise such options for the period provided in the applicable plan or grant based on a retirement but in no event less than one (1) year after full vesting and (iv) any stock options granted on or after May 1, 2004 shall fully vest on May 30, 2005 and shall be exercisable for five (5) years after the Executive’s termination of employment, and"

12.	Section 13h of the Agreement is amended by the addition of the following new language at the end thereof: “and any amendments thereto.”

13.	Section 1 of Exhibit B of the Agreement shall be amended in its entirety to read as follows:

“Term of Agreement. This Agreement shall commence on May 30, 2000 and shall continue in effect through May 30, 2005.”

14.	As amended, the Agreement shall remain in full force and effect.

15.	This Amendment may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

THE DUN & BRADSTREET CORPORATION

By: /s/ Ronald L. Kuehn, Jr.

EXECUTIVE

/s/ Allan Z. Loren Allan Z. Loren